Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Lightstone Value Plus Real Estate Investment Trust II, Inc.

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 7 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-11 to be filed on or about April 24, 2012 of our report dated March 30, 2012, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011 and the consolidated financial statement schedule as of December 31, 2011, which report was included in the Annual Report on Form 10-K filed March 30, 2012. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Edison, New Jersey

April 24, 2012